CODE OF ETHICS

Standard of Conduct

Validus Growth Investors has as its primary mission to provide excellent advisory services with integrity, creativity and disciplined execution. Underlying all of our services and processes is an understanding that we are functioning as a fiduciary - a trusted agent - for our clients’ assets. Our goal is to partner with our clients not only to maximize their wealth and security, but also to provide these services with the highest standards of ethical conduct. In addition, we place a high value on our clients’ educational development so that our clients and we, Validus, will grow together in a mutually beneficial relationship.

Our Code of Ethics requires that our partners and employees operate with an ethical standard of honesty and integrity that not only meets the basic requirements of compliance with applicable federal and state securities law, but exceeds it. We seek to achieve a work environment that places these high ideals as the integral foundation of what we seek to achieve as an investment advisor.

This Code of Ethics applies to all partners and employees of Validus. We adopt and hereby incorporate by reference all applicable federal and state laws, regulations and rules, including, but not limited to, the Investment Advisor’s Act of 1940.

Fiduciary Responsibilities

Provide advice that is suitable for each client

The SEC states that a fiduciary’s duties include the responsibility to provide advice that is suitable. Our goal at Validus is to match our provision of services to the specific needs and desires of each of our clients, with the commitment that we will never seek to offer advice that we feel is contrary to best interests of our clients. We will never put Validus’ interests or the interests of our partners and employees ahead of the services that we have committed to our clients, unless there is a legal, or ethical conflict.

Provide full disclosure of material facts and potential conflicts of interest

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As the SEC mandates, we will provide complete and honest disclosure of all of our relationships and potential and actual conflicts of interest such that the client can make an informed decision about engaging our services and accepting our recommendations.

Utmost and exclusive loyalty and good faith

Our ultimate goal is to partner with our clients. In a partnership relationship, loyalty and trust are the two hallmark pillars of strength and prosperity. We will never compromise this relationship by self-seeking or aggrandizing at the expense of our clients.

Best execution of transactions

At all times, Validus partners and employees will work together to achieve best execution of transactions for client accounts. Best execution is achieved under the following guidelines:

  Soft dollar/client brokerage. We do not engage in soft dollar practices, nor do we use client brokerage to compensate brokers for client referrals.
  Trade Aggregation. When possible, we seek to achieve best execution by bundling trades for the purchase or sale of securities with a particular broker.
  Conflicts of Interest. Our trade allocation policy ensures that all client trades are allocated in a fair and equitable manner, without any preferential treatment for any account.
  Directed brokerage. In certain cases, we may permit a client to direct brokerage; however, in doing so, we will inform the client that we may be unable to achieve the best execution of the transaction, which may result in additional costs from higher brokerage commissions or prices.

Background checks

Background checks of all Validus personnel will be conducted to ensure that all employees have met our rigorous standards of personal fidelity and accountability in their previous employments.

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Insider Trading

Validus and its employees in their normal course of business may acquire material, non-public information about a particular company, which is known as “inside information.” According to federal securities laws, this information belongs to the company that is the subject of the information and persons affiliated with that company have a fiduciary duty to keep it confidential. Use of inside information to buy or sell securities for personal gain is generally considered insider trading.

We are committed to conducting our business in a manner consistent with the highest ethical standards and all applicable legal requirements; therefore, you, as an employee of Validus, are prohibited from buying or selling securities for your personal portfolio or for the portfolios of others where your decision is influenced by inside information obtained as a result of your employment with Validus, and from communicating material non-public information to others.

A violation of Federal securities laws with regard to insider trading not only can have severe consequences for our firm, but may also result in severe monetary penalties and/or imprisonment for the individual “tipper” and “tippees” involved. The law prohibits:

  Trading by an insider or a “tippee” based upon the use of material non-public information
  Trading by a non-insider (also called a temporary insider) based upon the use of material non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; and
  Communicating material non-public information to others (“tipping”).

Material Non-Public Information Defined

It is important for you to determine whether certain information is "material" non-public information. Information may be considered "material" when the information, whether positive or negative, might be of significance to a reasonable investor in a decision to purchase, sell or hold stock or other securities. Information may be significant for this purpose even if it would not alone determine the investor's decision. If you learn something that leads you to want to buy or sell securities, the information will probably be considered material. Even speculative information can be material. Information that is likely to happen, or even that it may happen, can also be considered

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material. In summary, any information which could reasonably affect the price of the stock is material information.

When Information is Public

Information is considered "public" and no longer "inside" after it has been effectively disclosed in a manner sufficient to insure its availability to the investing public. This disclosure generally requires reporting on the Dow Jones tapes in the U.S., the Associated Press or Reuters Economic Services or in the newspapers in major financial areas. Selective disclosure to a few persons does not make information public.

Tipping

Inside information that could have an impact on a company’s stock price, or sensitive information relating to a company’s customers, suppliers or potential parties to contracts, must not be passed on to other companies or people (such as family members, friends, relatives or business associates). When "tipping" occurs, both the "tipper" and the "tippee" may be held liable, and this liability may extend to all those to whom the "tippee" gives the information. The legal penalties are applicable whether or not a person derives any benefit from another's actions.

Violations

If you think that you are in possession of inside information, or are aware of another employee violating the firm’s policy on insider trading, you should immediately report it to the CCO. In addition to any criminal and/or civil penalties listed above, failure by any employee to adhere to the insider trading policy shall be grounds for disciplinary action, including dismissal.

Personal Securities Trading

  We require prior written approval by our Chief Compliance Officer (“CCO”), before any supervised person (defined below) can place a personal securities transaction.
  We require that any supervised person who seeks to establish a personal trading account be invested in Validus strategies; we will not permit trading outside of Validus’ strategies other than outlined below.

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  We allow supervised persons to hold investments in an IRA or College Savings Accounts, provided that the investments fall in the category of nonreportable securities described below.
  We allow supervised persons to hold securities in accounts over which the supervised person has no direct or indirect influence or control.
  We require access persons (defined below) to submit a report which details all personal securities transactions, to the CCO within 30 days after the close of each calendar quarter.
  All investments in securities are reportable with the exception of the following: transactions and holdings in direct obligations of the U.S.
  Government, money market instruments (banker’s acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), shares of money market funds, transactions and holdings in shares of other types of mutual funds, unless Validus is the investment adviser or principal underwriter for the fund, transactions in units of a unit investment trust, if the unit investment trust is invested exclusively in unaffiliated mutual funds.
  Supervised persons are not permitted to invest in an initial public offering or private placement.

Gifts and Ethical Restraints

Each partner and employee of Validus is required to adhere to the highest standards of conduct regarding the giving and receiving of gifts. It is imperative that we use sound judgment with regard to gift-giving in order in order to ensure that the independence of our decision-making and loyalty to all of our clients will never be compromised. Validus adheres to a $100 limit of value for any gift given to or received from a client, and an employee must have pre-clearance from the CCO before receiving or giving gifts in excess of the $100 limitation. Our Compliance Manual further details the procedures to be followed with regard to gift-giving and receiving.

Outside Activities (Serving as Director, Outside Employment, Outside Business Ventures)

Any employment or other outside activity by a partner or employee may result in possible conflicts of interests for the person or Validus and therefore must be reviewed and approved by the CCO. All outside activities must not prevent a partner or employee from carrying out Validus employment duties in an

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objective, ethical and lawful manner that adheres to the highest standards of professional and personal conduct.

Privacy Policy

Our role as a fiduciary requires that we hold in strictest confidence the nonpublic information we obtain from and about our clients. Our privacy policy applies to both current and former clients. We, as a firm, safeguard the information through the following:

• We do not and will not sell any client or personal information to any other entity for any reason.

• We will require authorization from the client to share information with third-parties outside of the firm.

• We will retain the right to make disclosures where it is required or permitted under law, to cooperate with regulatory or law enforcement authorities, actual or threatened litigation actions, or ethics/disciplinary related claims or proceedings.

Protection of Client’s Information

Validus has controls in place to ensure that client information is protected electronically and accessed only by authorized individuals or organizations.

Employees are required to safeguard clients’ information as a condition of employment. This obligation extends to situations where there is even the potential of someone outside the firm overhearing the information. Employees are under obligation to refrain from discussing client matters in any way with family, friends or acquaintances. Client matters include, but are not limited to, business names, identity, and facts that are unique to the client’s business.

Violations of the Code of Ethics

Any partner or employee of Validus determined to have violated any term of this Code of Ethics will be sanctioned in accordance with the severity of the violation as outlined in the disciplinary proceedings of the Compliance Manual, which may include personal liability and termination of employment.

Obligation to Report Conduct

Not only do we expect each of our partners and employees to individually comply with the letter and spirit of this Code of Ethics, we also expect any partner or employee with knowledge of conduct that violates this Code of

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Ethics to report such conduct to the CCO and/or the Managing Partner of Validus. Any partner or employee who reports such information will be protected from any form of retaliation by the firm or its officers.

Recordkeeping

In accordance with the Adviser’s Act, upon commencement of employment, each supervised person of Validus will receive a copy of the Code of Ethics, along with any amendments. Each supervised person will provide a signed acknowledgement that he/she has received the Code of Ethics, along with any amendments.

Definitions

Supervised person means any partner or employee of Validus or any other person who provides investment advice on behalf of Validus and is subject to supervision and control by Validus. All of Validus’ supervised persons are subject to Validus’ Code of Ethics.

Access person means any supervised person who 1) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or 2) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All of Validus’ directors, officers and partners are presumed to be access persons.

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